francesca’s® announces organizational change

Houston, Texas – January 27, 2014 — Francesca’s Holdings Corporation (NASDAQ: FRAN) today announced a leadership change in its management organization.

In connection with a restructuring of management, Theresa Backes, President and Chief Operating Officer of francesca's®, will be leaving the Company effective January 27, 2014.

On January 24, 2014, the board of directors appointed Neill P. Davis, francesca's® current Chief Executive Officer, to the additional title of President, effective as of January 27, 2014. Mr. Davis will hold dual titles of President and Chief Executive Officer. Mr. Davis’ compensation arrangements have not been changed in connection with his appointment to such additional title.

The Company will not replace the Chief Operating Officer position and will realign these responsibilities among Mr. Davis and the Company's other existing executive officers.

Neill P. Davis, francesca's® Chief Executive Officer, stated “We appreciate the many contributions that Theresa made during her time with us. Theresa played an important role in developing our growth strategy and enhancing the francesca’s® shopping experience. She was also instrumental in building a strong bench of operational talent within our organization. We wish her well in her future endeavors.” Ms. Backes joined francesca's® in 2007 and has over 20 years of experience in the retail industry.

Mr. Davis also stated “We believe this reorganization will bring me closer to others within our management structure as we focus on growing our business. We believe our differentiated business model, combined with our retail growth strategy and execution of our operational initiatives will continue to drive improvements in long-term shareholder value.”

Forward-Looking Statements

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected. These risks and uncertainties include, but are not limited to, the following: the risk that we cannot anticipate, identify and respond quickly to changing fashion trends and customer preferences; our ability to attract a sufficient number of customers to our boutiques or sell sufficient quantities of our merchandise through our direct-to-consumer business; our ability to successfully open and operate new boutiques each year; and our ability to efficiently source and distribute additional merchandise quantities necessary to support our growth. For additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to "Risk Factors" in our Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

About Francesca's Holdings Corporation

francesca's® is a growing specialty retailer with retail locations designed and merchandised to feel like independently owned, upscale boutiques providing customers a fun and differentiated shopping experience. The merchandise assortment is a diverse and balanced mix of apparel, jewelry, accessories and gifts. Today francesca's® operates 451 boutiques in 45 states and also serves its customers through francescas.com. For additional information on francesca's®, please visit www.francescas.com.

CONTACT:	ICR, Inc.	Company

	Jean Fontana	Randi Sonenshein, Vice President, Finance and Investor Relations
	646-277-1214	832-494-2250
Randi.Sonenshein@francescas.com